[Name of Director]
[Address]

Agreement for Advancement of Expenses

Dear:

     As we have discussed, Article XVII of the By-Laws of Public Service Electric and Gas Company requires PSE&G to pay expenses that a director may incur in the defense of an action or proceeding instituted against the director by reason of his or her service on the Board of Directors, in advance of the final disposition of the matter, subject only to the director’s undertaking to repay the amounts advanced if it is ultimately determined that the director was not entitled to be indemnified in connection with the matter under the indemnity provisions of PSE&G’s Restated Certificate of Incorporation. The right to advancement of expenses is specifically afforded to former as well as current directors. As permitted by New Jersey law, this provision may be amended by vote of the stockholders or by majority vote of the Board of Directors.

     PSE&G’s directors perform a valuable service to the company, and are entitled to specific contractual assurance that the right to advancement of expenses afforded by the By-Laws will be available to them regardless of any future amendment to the By-Laws. In order to induce you to continue to provide services to PSE&G as a member of the Board of Directors and to secure your right to the advancement of expenses to the fullest extent permitted by law, PSE&G has determined to enter into this Agreement with you.

     Accordingly, PSE&G hereby agrees that expenses incurred by you if you are made, or threatened to be made, a party to any pending, threatened or completed civil, criminal, administrative or arbitrative action, suit or proceeding and any appeal therein (and any inquiry or investigation which could lead to such action, suit or proceeding) by reason of the fact that you are or were a director of PSE&G or serve or served any other enterprise as a director at the request of PSE&G, shall be paid by PSE&G in advance of the final disposition of the action, suit or proceeding promptly upon receipt of an undertaking by you or on your behalf to repay such amount if it shall ultimately be determined that you are not entitled to be indemnified by PSE&G pursuant to the provisions of its Certificate of Incorporation.

     PSE&G further agrees that if, during or following the completion of your service as a director, PSE&G modifies its By-Laws or institutes additional or alternative arrangements with respect to the rights of former directors regarding advancement of expenses that are more favorable to directors than those afforded by this agreement, including as a result of changes in applicable law, proper provision shall be made so that you shall be entitled to these more favorable terms.

     This agreement has been authorized by all necessary corporate action on the part of PSE&G, and is intended to be a legally binding contract between PSE&G and you. This agreement may not be amended or modified without the consent of both PSE&G and you. This agreement shall be governed by the laws of the State of New Jersey.

     If you are in agreement with the above terms, please so indicate by signing in the space provided below. Thank you for your contributions to the success of PSE&G.

Very truly yours,

PUBLIC SERVICE ELECTRIC AND GAS
COMPANY

By:_________________________________________
R. Edwin Selover
Executive Vice President and General
  Counsel

ACCEPTED AND AGREED:

_________________________________________
Name:

Date:

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